We hereby consent to the use in this Registration Statement on Form S-3 Amendment #1 of Response USA, Inc. of our report dated August 22, 1996 on the consolidated financial statements of Response USA, Inc. contained in such Registration Statement, and to the reference to us, as appearing under the headings of "Experts" in the Prospectus, which is a part of such Registration Statement.





Fishbein & Company, P.C.
Elkins Park, PA
March 17, 1997